HARMONIC INC.
INSIDER TRADING COMPLIANCE PROGRAM
Amended and Restated: May 3, 2023
    In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Harmonic Inc. (the "Company") has adopted the policies and procedures described in this Memorandum.

I.Adoption of Insider Trading Policy.

    The Company has adopted the Insider Trading Policy attached hereto as Exhibit A (the "Policy"), which prohibits trading based on material, non-public information regarding the Company ("Inside Information"). The Policy applies to officers, directors and all employees of, advisors or consultants to, the Company, as well as family members of such persons, and others who have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new directors, officers, employees, advisors and consultants on the commencement of their relationships with the Company, and is to be circulated to all employees at least annually.

II.Designation of Certain Persons.

A.Section 16 Individuals. The Board of Directors shall periodically determine the directors and officers who are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder ("Section 16 Individuals").

B.Persons subject to Pre-Clearance. The Board of Directors has determined that the Compliance Officer shall designate those individuals, together with the Section 16 Individuals, who are subject to the preclearance requirement described in Section IV.A. below, in that the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information ("Restricted Persons"). Under special circumstances, the Compliance officer may determine that other persons may have access to Inside Information. During the period that such persons have access to Inside Information, such persons should also be subject to the preclearance procedure described in Section IV.A. below.

C. Other Persons subject to the Trading Window. The Board of Directors has determined that the Compliance Officer shall also designate those individuals who are subject to the Trading Window (but not subject to preclearance requirements). Such determination shall be based on such person’s access to Inside Information.

III.Appointment of Compliance Officer.

    The Company has appointed Timothy C. Chu, the Company's General Counsel, SVP HR and Secretary (or his successor in office), as the Company's Insider Trading Compliance Officer (the "Compliance Officer").

IV.Duties of Compliance Officer.

    The duties of the Compliance Officer shall include, but not be limited to, the following:

A.Preclearing all transactions involving the Company's securities by Restricted Persons, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

C.Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (the "SEC") by Section 16 Individuals under Section 16 of the Exchange Act.

D.Regularly sending reminders to all Section 16 Individuals regarding their obligations to report.

E.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, Schedules 13D and G, officers' and directors' questionnaires, and reports received from the Company's stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

F.Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

G.Assisting the Company's Board of Directors in implementation of the Policy and Sections I and II of this memorandum.

H.Coordinating with Company counsel regarding compliance activities with respect to Rule 144 sales.

I.Approving all trading plans adopted pursuant to SEC Rule 10b5-1 and meeting the Requirements for Trading Plans set forth in Exhibit B to the Policy.

EXHIBIT A
HARMONIC INC.
INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities
___________________
    This Policy provides guidelines to directors, officers, employees, consultants, contractors or advisors of Harmonic Inc. (the "Company") with respect to transactions in the Company's securities.
Applicability of Policy
    This Policy applies to all transactions in the Company's securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options; and any offer to engage in the following: (i) any disposition in the form of a gift of any securities of the Company; (ii) any distribution to holders of interests in an entity if the entity is subject to this Policy; and (iii) any other arrangement that generates gains or losses from or based on changes in the price of our securities including derivative securities, hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans. It applies to all officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants, contractors or advisors to, the Company and its subsidiaries who receive or have access to Material Non-public Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households, persons who are your economic dependents and entities whose transaction in securities you influence, direct or control, are sometimes referred to in this Policy as "Insiders." This Policy also applies to any person who receives Material Non-public Information from any Insider.

    Any person who possesses Material Non-public Information regarding the Company is an Insider for so long as the information is not publicly known.

    There are no exceptions from insider trading laws or this Policy based on the size of the transaction of the type of consideration received.
General Policy
    It is the policy of the Company to oppose the unauthorized disclosure of any non-public information acquired in the workplace and the misuse of Material Non-public Information in securities trading.
Specific Policies
1.Trading on Material Non-public Information. No Insiders, and no member of the immediate family or household of any such Insider, shall engage in any transaction involving a purchase, sale, loan or other transfer or disposition of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Non-public Information concerning the Company, and ending at the open of business on the second Trading Day following the date of public disclosure of that information, or at such time as such non-public information is no longer material. As used herein, the term "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) System are open for trading. This restriction on trading does not apply to transaction made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. 240-10b5-1(c)) ("Rule 10b5-1") and meeting the Requirements for Trading Plans set forth in Exhibit B and approved by the Compliance Officer (or in the case of a Trading Plan for the Compliance Officer, approved by the Chief Executive Officer) (an "approved Rule 10b5-1 Trading Plan").

2.Tipping. No Insider shall disclose ("tip") Material Non-public Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Non-public Information as to trading in the Company's securities.

3.Confidentiality of Nonpublic Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4.Additional Prohibited Transactions. No Insider, and no member of the immediate family or household of any such Insider, should engage in, or offer to engage in, any of the following activities with respect to the securities of the Company:

a.Short Sales. This involves selling Company securities not then owned by the seller in the expectation that the price of the stock will fall.

b.Options Trading. A transaction in options (other than Company issued stock options) is, in effect, a bet on the short-term movement of the Company's securities and therefore may create the appearance that the Insider is trading based on Inside Information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities indexing, referencing or otherwise involving the Company's securities, on an exchange or in any other organized market, are prohibited by this Policy.

    c.    Hedging Transactions. Hedging or monetization transactions allow an individual to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the security. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the other holders of the Company's securities. Therefore, hedging transactions (such as prepaid forward variable contracts, equity swaps, collars and exchange funds) with respect to the Company's securities are prohibited by this Policy.

    d.    Pledging Transactions. Directors and officers of the Company may not engage in transactions involving pledging of the Company's securities as collateral for any loan or as part of any other pledging transaction.

    e.    Margin Accounts. You may not hold the Company's common stock in margin accounts.

Potential Criminal and Civil Liability
and/or Disciplinary Action
    1.    Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in the Company's securities at a time when they have knowledge of non-public information regarding the Company.

    2.    Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

    3.    Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.
Recommended Guidelines
    1.    Black-Out Period and Recommended Trading Window.

    All directors, officers and employees with access to the Company's internal financial statements or other Material Non-public Information shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the following period (the "Trading Window"):

Trading Window: The period in any fiscal quarter commencing at the open of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the 15th day of the third accounting month of the fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

    The safest period for trades involving Company's securities, assuming the absence of Material Non-public Information, is generally the first ten Trading Days of the Trading Window. Periods outside the Trading Window (i.e., the last month of each fiscal quarter and the period of time from the end of such quarter until the public disclosure of quarterly results) are particularly sensitive periods of time for transactions involving the Company's stock from the perspective of compliance with applicable securities laws (this restriction does not apply to transactions made under an approved Rule 10b5-1 Trading Plan). This is due to the fact that officers, directors and certain other employees will, as any quarter progresses, be increasingly likely to possess Material Non-public Information about the expected financial results for the quarter.

    The purpose behind the recommended Trading Window is to help establish a diligent effort to avoid any improper transactions. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Material Non-public Information regarding, among other things, the Company's anticipated financial performance for the quarter.

    It should be noted that even during the Trading Window any person possessing Material Non-public Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days (this restriction does not apply to transactions made under an approved Rule 10b5-1 Trading Plan). Although the Company may from time to time recommend during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trades involving the Company's securities during the Trading Window should not be considered a "safe harbor," and all directors, officers and other persons should use good judgment at all times.

    From time to time, the Company may also require that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons will be restricted from engaging in any transaction involving the purchase or sale of the Company's securities during such period, and will also be prohibited from disclosing to others the fact of such suspension of trading.

    2.    Preclearance of Trades. The Board of Directors has determined that all officers and directors of the Company, and certain other employees designated by the Compliance Officer, should refrain from trading in the Company's securities, even during the Trading Window, without first complying with the Company's "preclearance" process. Each officer and director should contact the Company's Compliance Officer prior to initiating any purchase or sale of the Company's securities. The Company may also find it necessary, from time to time, to require compliance with the preclearance process from certain other Insiders. Although officers and directors wishing to trade pursuant to an approved Rule 10b5-1 Trading Plan need not seek preclearance from the Company's Compliance Officer before each trade takes place, such persons must obtain the Compliance Officer's approval (or in the case of the Compliance Officer, the Chief Executive Officer's approval) of the proposed Rule 10b5-1 Trading Plan before it is adopted.

    3.    Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company's securities.

    An Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Non-public Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Material Non-public Information
Regarding Other Companies
    This Policy and the guidelines described herein also apply to Material Non-public Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Material Non-public Information regarding the Company's business partners. All employees should treat Material Non-public Information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.
Definition of Material Non-public Information
    It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities.

    While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

    °    Financial results
    °    Projections of future earnings or losses
    °    News of a pending or proposed merger
    °    News of the disposition of a subsidiary
    °    Impending bankruptcy or financial liquidity problems
    °    Gain or loss of a substantial customer or supplier
    °    Changes in dividend policy
    °    New product announcements of a significant nature
    °    Significant product defects or modifications
    °    Significant pricing changes
    °    Stock splits
    °    New equity or debt offerings
    °    Acquisitions
    °    Significant litigation exposure due to actual or threatened litigation
    °    Major changes in senior management
    °    data breaches or other cybersecurity events

Either positive or negative information may be material.

    Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
Certain Exceptions
    The following are certain limited exceptions to the quarterly blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

    1.    Exercise of Stock Options for Cash. For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company's stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

    2.    Equity Compensation. The trading restrictions under this Policy do not apply to receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company.

    3.    Net Share Withholding. Net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding obligations (and any associated broker or other fees), provided that, provided that, (i) such withholding is mandated by the Company at the direction of the Compliance Officer with no discretion on the part of the seller or (ii) prior to such withholding, you irrevocably elect in writing at a time during a Trading Window and you are not in possession of Material Non-Public Information to sell such shares to cover tax withholding obligations in a manner approved by the Compliance Officer.

    4.    Sale of Shares to Cover Tax Withholdings. The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, (i) such sale is mandated by the Company at the direction of the Compliance Officer with no discretion on the part of the seller or (ii) prior to such sale, you irrevocably elect in writing at a time during a Trading Window and you are not in possession of Material Non-Public Information to sell such shares to cover tax withholding obligations in a manner approved by the Compliance Officer.

    5.    Transfer by Will, Estate Planning. The trading restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that, prior written notice is provided to the Compliance Officer, the distributions or transfers (such as certain tax planning or estate planning transfers) that only effect a change in the form of beneficial interest without changing your pecuniary interest in the Company's securities.

    6.     Trade made pursuant to an Employee Stock Purchase Plan. The trading restrictions under this Policy do not apply to purchases of shares pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares.

    7.    Trade made pursuant to a 10b5-1 Trading Plan. The trading restrictions under this Policy do not apply to transaction made pursuant to a valid approved 10b5-1 Trading Plan.

    8.    Stock Splits and Dividends. The trading restrictions under this Policy do not apply to changes in the number of the Company's securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Additional Information - Directors and Officers
    Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as

amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Non-public Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.
Inquiries
    Please direct your questions as to any of the matters discussed in this Policy to the Company's Compliance Officer.

EXHIBIT B
HARMONIC INC.
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (i) the prohibitions in the Company’s insider trading policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the Insider Trading Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
•the person adopting the trading plan is not aware of any material nonpublic information; and
•there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
•is not aware of material nonpublic information about the securities of the Company; and
•is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.For officers and directors of the Company, the first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (i) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after the adoption of the trading plan.
7.The trading plan must have a minimum term of one year (starting from the date of adoption of the trading plan).

8.All transactions during the term of the trading plan (except for the “Certain Exceptions” identified in the Policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same condition as a new trading plan as set forth in Section 1 through 8 herein.
10.Within the one year period preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
11.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
•trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•the person adopting the trading plan may not confer with the person administering the trading plan regarding the company or its securities; and
•the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
15.All transactions under the trading plan must be in accordance with applicable law.
16.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.

17.In certain limited instances (including without limitation if the Company’s filings with the SEC are not current) the company’s Compliance Officer may suspend trading under a validly adopted trading plan.
18.Any trading plan adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If a person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modifications must meet all of the requirements set forth herein.